Memorandum of Understanding

   This Memorandum of Understanding (“MOU”), dated March 15, 2010, is entered into by and between Epicenter Oil and Gas, LLC (“Epicenter”), a Florida Limited Liability Company, Indigo-Energy, Inc. (“Indigo”), a Nevada Corporation, and Reef LLC (“Reef”), a Florida Limited Liability Company, and, collectively referred to as the “Parties”.

RECITALS

1-
Since 2005, Epicenter has expended substantial human resources and money in the acquisition of oil and gas leases, and contracts to purchase oil and gas leases, totaling approximately 135,000 acres in Illinois, Indiana and Kentucky. In addition to the efforts of Epicenter to acquire such leases and contracts, Indigo has expended substantial human resources, money, and its own common stock to assist in the acquisition and retention of certain of those leases and contracts..  Despite these efforts and expenditures on the parts of Epicenter and Indigo, certain of these leases and options have expired.

2-
In a prior MOU dated December 3, 2008, and subsequently modified, Epicenter represented that Indigo and Carr-Miller Capital and Epicenter agreed as follows: “Carr-Miller Capital shall provide via Indigo the sum of One Million Two Hundred Thousand ($1,200,000.00) Dollars, or the actual cost if more, to Depocenter which shall be used to pay for the drilling and equipping of at least two (2) and for a maximum of three (3) horizontal wells in the Dubois Field in Dubois County, Indiana…Indigo-Energy shall own 75% of the working interest of the wells to be drilled in the Dubois Field with the One Million Two Hundred Thousand ($1, 200,000.00) Dollars.  Depocenter Oil and Gas, LLC shall own the remaining 25% of the working interest of each well.”  On March 26, 2009, Indigo, Reef, and Epicenter signed a confirming letter that memorialized ownership of the Dubois Field by Reef, Epicenter’s right to drill, and Indigo’s expectation of receipt of an assignment of Working Interest.  On April 29, 2009, another MOU was executed and represents the following: “Indigo will provide the sum of two million one hundred thousand  ($2,100,000) dollars to Epicenter which will be used to pay for the drilling and equipping of at least one (1) vertical well and for a maximum of three (3) horizontal wells in the Dubois Field in Dubois County, Indiana.  Indigo will own 75% of the working interest of the wells to be drilled in the Dubois Field. Epicenter will own the remaining 25% of the working interest of each well…Further that Epicenter shall prepare an assignment of working interest with Indigo as assignee and shall receive 75% of the working interest”, which assignment has been executed and filed. Said drilling and completion budget numbers have been exceeded, and currently stand at approximately $4,800,000.

3-
The Parties acknowledge that Reef is the lessee of a number of oil and gas leases that comprise the spacing units of the four wells as required by the Indiana Department of Natural Resources, Division of Oil and Gas. Said leases are either “held by production” under the provisions of the leases, or are within their five year Primary Terms. The lessors’ Royalty Interest (“R”) of said leases is one-eighth (1/8) of eight-eighths (8/8), or 12.5% of 100% (twelve and one-half percent of one hundred percent) of the gross revenue generated by the sale of natural gas and crude oil produced from wells located upon the lands covered by said leases.  A comprehensive schedule of the leases that comprise the spacing units of the four wells will be provided by Epicenter within thirty (30) days.

4-
The leases that comprise the spacing units of the four wells are subject to Over-Riding Royalty Interests (“ORRI”) of 8.25% (eight and twenty-five one hundredths percent) of 100% (one hundred percent) of gross revenue generated by the sale of natural gas and crude oil produced from wells located upon the lands covered by said leases.  The 8.25% ORRI is divided as follows:

3.125% of 100% — Pawnee Oil Corporation

1.5625% of 100% — The Masson Family Trust

1.5625% of 100% — The Bob Hanley Trust

2.00% of 100% — Frank G. Finkbeiner

5-
Epicenter has represented that it is the operator of the four wells, and of the gas processing facilities owned by Reef within the Dubois Field.  Epicenter and Reef further represent that the leases comprising the spacing units of the four wells are owned by Reef which has good title to said leases, subject to certain mechanics liens filed against said leases, and that Epicenter has permission from Reef to act as operator to drill, complete and operate the four wells upon said leases.

6-
Epicenter and Reef represent that Robert R. Turnage is a Managing Member of Reef.  He is, and has been, the Managing Member of Reef responsible for making all field-related operating decisions and commitments on behalf of Reef for the previous six (6) years.

7-
The Parties have previously agreed that the operating expenses of the four wells shall be payable, whenever possible, from revenue generated by the working interest of the four wells.  No drilling, completion or operating expenses shall be borne by royalty or over-riding royalty interests.

8-
In a prior MOU dated 12-3-2008, and prior letters, Epicenter, Reef, and Indigo affirmed that the working interest revenue generated from the sale of crude oil and natural gas produced from the four wells shall be divided and distributed seventy-five percent (75%) to Indigo, and twenty-five percent (25%) to Epicenter and /or Reef.  We further understand that Epicenter and Reef may have additional agreements or understandings in place regarding ownership and distribution between them, but this in no way affects the uncontested 75% working interest ownership of Indigo.  This is hereby acknowledged by all Parties.

9-
The Parties acknowledge that there have been mechanics liens filed on behalf of certain contractors and/or suppliers who provided goods and/or services during the drilling and completion of the four wells. These mechanics liens have been filed against the four wells, Indigo, Reef, Epicenter and the leases comprising the spacing units of the four wells.  Additionally, Accounts Payable from contractors and/or suppliers of approximately $1,600,000 including the above cited liens, remains unpaid.

NOW THEREFORE the Parties agree as follows:

A-
Indigo will continue to provide funding to a maximum of $350,000 for completion efforts that are required to bring the four wells online and into production. It is believed that this process is nearly completed and that production might be commenced during March, 2010.  Indigo may extend this funding at its sole discretion.

B-
It is the intention of Indigo and Epicenter that working interest revenue, net of operational requirements, will be utilized to pay outstanding Accounts Payable, beginning with mechanics lien holders.  It is not anticipated that any net working interest revenue will be distributed to the Parties prior to the retirement of outstanding debts incurred during the drilling and completion of the four wells.  This use of funds will not constitute any additional obligations between the Parties.

C-
Epicenter shall be the operator of the four wells, including responsibility for and management of the production facilities, as well as the selection of buyers of the crude oil and natural gas produced from the four wells.  The costs associated with normal day to day operations shall be incurred at Epicenter’s sole discretion. However, any anticipated operations costs of an unusual amount or nature shall be subject to mutual consent. All expenditures incurred in the operation of the four wells shall be subject to audit by Indigo. All operations expenditures and costs shall be on an “actual cost pass through basis”.

D-
Epicenter is free to engage in further activities with Reef or any other individual or entity independent of, and without the consent of, Indigo.  Conversely, Indigo is free to engage in further activities with any individual or entity independent of, and without the consent of, Epicenter and/or Reef.

E-
This MOU shall supersede all agreements, both oral and written, between the parties with respect to the four wells.  Within sixty (60) days after execution of this MOU, Epicenter and/or Reef and Indigo will execute a detailed Operating Agreement patterned after the standard industry operating agreement as published by the American Petroleum Institute (“API”) that, in conjunction with this MOU, will fully define the duties and responsibilities of the working interest owners of the four wells.

F-
The contents of this MOU are confidential and not to be shared with any third party, disseminated or published in any manner without unanimous consent of the parties hereto other than what is required in the normal course of business and disclosure as mandated by the SEC, IRS, and other governmental reporting agencies in order to say in compliance with publicly reporting stock entities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective on this _______ day of _________________________, 2010.

Indigo-Energy, Inc.

By:

Title:

Epicenter Oil & Gas, LLC

By:

Title:

Reef LLC

By:

Title:

Epi MOU 031710 final